EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Columbia Laboratories, Inc.

We hereby consent to the incorporation by reference into this Registration Statement on Form S-3 of our report dated March 15, 2007 on the consolidated financial statements of Columbia Laboratories, Inc. at December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, our report dated March 15, 2007 on the schedule of valuation and qualifying accounts for each of the three years ended December 31, 2006 and our report dated March 15, 2007 on management’s assessment of the effectiveness of internal control over financial reporting, both of which are included in Columbia Laboratories, Inc. 2006 Form 10-K. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 5, 2007